Exhibit 99.1

Off The Hook Yachts Expands Mid-Atlantic Presence with Strategic Waterfront Hub to Increase Inventory Velocity and Margin Capture

Strengthens footprint in high-volume Chesapeake Bay market

Adds 150 boat storage capacity, reducing third-party costs

Enhances inventory sourcing, reconditioning, and transaction efficiency

Wilmington, NC – March 18, 2026 – Off The Hook YS Inc. (NYSE American: OTH) (“Off the Hook Yachts” or “Off the Hook” or “the Company”), a vertically integrated, AI-powered marine marketplace and the largest buyer and seller of used boats in the nation, today announced the acquisition of a strategic waterfront property on the Chesapeake Bay, one of the most active boating corridors in the United States. The acquisition will serve as the Company’s new Mid-Atlantic operational hub in a high-density marine market while expanding capabilities for inventory reconditioning, storage, financing, and asset recovery.

“The Piney Narrows location in Kent Island, Maryland, gives us exactly what we need to scale our Mid-Atlantic operations,” said Jason Ruegg, Founder of Off The Hook Yachts. “With direct water access, high visibility, and the ability to store and manage a significant amount of inventory on our own property, this facility dramatically improves efficiency while positioning us for long-term growth.”

A major component of the acquisition is the site’s extensive storage capacity. The property can accommodate up to 150 boats, allowing Off the Hook to house a large portion of its regional inventory on site. Previously, the Company relied on third-party storage at an average cost of approximately $500 per boat per month, a recurring expense that will now be largely eliminated through ownership of the property.

“Bringing inventory together in one place allows us to inspect, prepare, and position boats for resale more efficiently, giving customers access to ready-to-go pre-owned boats and yachts faster than through the traditional brokerage process,” Ruegg added. “Importantly, our proprietary technology platform allows us to match real buyer demand with inventory across the country in real time. We’re not constrained by local supply. We can source inventory off-market, position it where demand is strongest, and turn it faster—this facility is another key node in that network.”

The property offers significant strategic advantages for Off the Hook’s growing operations. Located along a high-traffic waterfront corridor on the Chesapeake Bay, the site provides immediate water access and integrated infrastructure for vessel launch, retrieval, and servicing, including proximity to a public boat ramp and haul-out facilities.

The property includes four office buildings that will support multiple divisions within the Off the Hook ecosystem, including brokerage, logistics, and Azure Funding, the Company’s in-house marine finance platform, enabling customers to access financing and related services directly on site.

Off the Hook plans to staff the facility with 15–20 yacht brokers focused on sourcing inventory, managing brokerage and consignment listings, and facilitating transactions. The site will also serve as a regional logistics center, supporting efficient inventory movement and transaction execution.

“This acquisition gives us control of critical infrastructure in a highly active boating market, which is difficult to replicate and increasingly valuable as we scale,” said Brian John, Chief Executive Officer of Off The Hook Yachts. “With this facility, we expect to drive a meaningful increase in annual transaction volume while realizing additional cost savings, driven by expanded strategic facility ownership and broader operating efficiencies.”

The Piney Narrows facility is expected to begin operating as Off the Hook’s primary Maryland hub in the coming months.

About Off The Hook YS Inc.

Founded in 2012, Off The Hook YS Inc. is a vertically integrated, AI-powered marine marketplace transforming how boats are bought, sold, and financed across the United States. Leveraging proprietary technology, deep transaction data, and a national acquisition network, the Company increases speed, transparency, and inventory velocity across boat brokerage, wholesale trading, auctions, financing, and marine services, with an integrated ecosystem that includes Autograph Yacht Group, Azure Funding, and proprietary lead-generation platforms. Headquartered in Wilmington, North Carolina, Off The Hook is rapidly expanding its national footprint and market share within the $57 billion U.S. marine industry.

Contact

Investor Relations

ir@offthehookys.com

Dave Gentry

RedChip Companies Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

OTH@redchip.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Off The Hook YS Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Off The Hook YS Inc. undertakes no duty to update such information except as required under applicable law.